Exhibit 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business June 30, 2008, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$13,596
Interest-bearing balances		1,300
Securities:
Held-to-maturity securities		0
Available-for-sale securities		79,851
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		16,407
Securities purchased under agreements to resell		1,588
Loans and lease financing receivables:
Loans and leases held for sale		15,750
Loans and leases, net of unearned income	312,876
LESS: Allowance for loan and lease losses	5,239
Loans and leases, net of unearned income and allowance		307,637
Trading Assets		7,940
Premises and fixed assets (including capitalized leases)		4,226
Other real estate owned		898
Investments in unconsolidated subsidiaries and associated companies		438
Intangible assets
Goodwill		10,674
Other intangible assets		20,560
Other assets		22,462

Total assets		$503,327

LIABILITIES
Deposits:
In domestic offices		$276,306
Noninterest-bearing	68,344
Interest-bearing	207,962
In foreign offices, Edge and Agreement subsidiaries, and IBFs		66,966
Noninterest-bearing	7
Interest-bearing	66,959
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		8,834
Securities sold under agreements to repurchase		5,392

Dollar Amounts In Millions
Trading liabilities	6,205
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	64,435
Subordinated notes and debentures	11,005
Other liabilities	20,086

Total liabilities	$459,229
Minority interest in consolidated subsidiaries	156
EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	520
Surplus (exclude all surplus related to preferred stock)	27,686
Retained earnings	16,159
Accumulated other comprehensive income	(423)
Other equity capital components	0

Total equity capital	43,942

Total liabilities, minority interest, and equity capital	$503,327

I, Howard I. Atkins, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Howard I. Atkins

EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Dave Hoyt

John Stumpf                            Directors

Carrie Tolstedt